Exhibit 99.1

RBB Bancorp Reports Fourth Quarter and Fiscal Year 2025 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, January 26, 2026 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Highlights

●	Net income totaled $10.2 million, or $0.59 diluted earnings per share
●	Return on average assets of 0.96%, compared to 0.97% for the quarter ended September 30, 2025
●	Net interest margin increased to 2.99%, from 2.98% for the quarter ended September 30, 2025
●	Loans held for investment growth of $11.7 million, or 1.4% annualized
●	Classified and criticized loans decreased $31.8 million, or 25.2%, to $94.4 million at December 31, 2025, compared to prior quarter end
●	Nonperforming assets decreased $852,000, or 1.6%, to $53.5 million at December 31, 2025, compared to prior quarter end
●	Book value and tangible book value per share(1) increased to $30.69 and $26.42 at December 31, 2025, up from $30.18 and $25.89 at September 30, 2025

Fiscal 2025 Highlights

●	Net income totaled $31.9 million, or $1.83 diluted earnings per share, increased 19.8% and 24.5%, respectively, compared to fiscal 2024
●	Pre-tax pre-provision income (1) totaled $52.5 million, a 15.3% increase compared to fiscal 2024
●	Loans held for investment growth of $261.1 million, or 8.6%
●	Classified and criticized loans decreased $71.3 million, or 43.0%, to $94.4 million at December 31, 2025, compared to year-end 2024
●	Nonperforming assets decreased $27.6 million, or 34.0%, to $53.5 million at December 31, 2025, compared to year-end 2024
●	Returned $25.3 million to shareholders through quarterly dividends and common stock repurchases, while increasing book value and tangible book value per share (1) 7.1% and 7.8% compared to prior year end

The Company reported net income of $10.2 million, or $0.59 diluted earnings per share, for the quarter ended December 31, 2025, compared to net income of $10.1 million, or $0.59 diluted earnings per share, for the quarter ended September 30, 2025. Net income for the year ended December 31, 2025 totaled $31.9 million, or $1.83 diluted earnings per share, compared to net income of $26.7 million, or $1.47 diluted earnings per share, for the year ended December 31, 2024. Net income for the year ended December 31, 2025 included income from an Employee Retention Credit ("ERC") of $5.2 million (pre-tax), which was included in other income, offset partially by professional and advisory costs associated with filing and determining eligibility for the ERC totaling $1.2 million (pre-tax).

“The fourth quarter was a strong finish to a year with solid loan growth, improving performance ratios, and normalizing credit,” said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. “2025 net interest income increased 13% year-over-year and drove return on assets, net interest margin, and earnings per share for the year.  I am grateful to the entire RBB team for the work they have done to return the Bank to its historical performance.  We continue to work on resolving our remaining non-performing assets and remain optimistic that credit will continue to improve in future quarters.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $29.5 million for the fourth quarter of 2025, compared to $29.3 million for the third quarter of 2025. The $231,000 increase was due to a $430,000 decrease in interest expense, offset by a $199,000 decrease in interest income. The decrease in interest expense was due mainly to a $496,000 decrease in interest on Federal Home Loan Bank (“FHLB”) advances as a result of lower average balances while the cost remained similar. The decrease in interest income was due to the combination of a $565,000 decrease in interest on cash and investment securities, offset by a $353,000 increase in loan interest income as average loans increased.

The net interest margin (“NIM”) increased 1 basis point to 2.99% for the fourth quarter of 2025 from 2.98% for the third quarter of 2025. The NIM increase included an 8 basis point decrease in the overall cost of funds combined with a 7 basis point decrease in the yield on average interest-earning assets as shorter term market interest rates moved lower. With three rate cuts in the last four months of 2025, the average overnight Federal Funds Rate was 3.90% for the fourth quarter of 2025 compared to 4.30% for the third quarter of 2025. The yield on average interest-earning assets decreased to 5.78% for the fourth quarter of 2025 from 5.85% for the third quarter of 2025 due mostly to the 5 basis point decrease of the yield on average loans to 6.07%. Average loans represented 84.0% of average interest-earning assets in the fourth quarter of 2025, as compared to 83.3% in the third quarter of 2025.

The average total cost of funds decreased 8 basis points to 3.04% for the fourth quarter of 2025 from 3.12% for the third quarter of 2025, due mostly to a 7 basis point decrease in the overall cost of deposits to 2.96% for the fourth quarter of 2025. The total cost of deposits decreased due to a 12 basis point decrease in the cost of average interest-bearing deposits to 3.51%, offset by the impact of the mix of average total deposits. Average noninterest-bearing deposits represented 15.9% of average total deposits for the fourth quarter of 2025 compared to 16.6% for the prior quarter. In addition, the overall funding mix for the fourth quarter of 2025 included higher average total deposits as maturing FHLB advances were replaced with retail and wholesale deposits. Average total deposits represented 92.7% of average total funding for the fourth quarter of 2025 compared to 91.0% for the prior quarter. The spot rate for total deposits was 2.90% at December 31, 2025.

Net interest income was $112.3 million for the year ended December 31, 2025, compared to $99.4 million for the year ended December 31, 2024. The $12.9 million increase was due to an $8.5 million decrease in interest expense and a $4.5 million increase in interest income. The increase in interest income was due mainly to a $9.3 million increase in interest and fees on loans and a $2.8 million increase in interest on investment securities, offset by a $7.5 million decrease in interest on cash balances. The decrease in interest expense was due mainly to an $11.3 million decrease in interest on deposits, offset partially by a $3.0 million increase in interest on FHLB advances.

NIM was 2.95% for fiscal 2025, an increase of 25 basis points from 2.70% for fiscal 2024. The NIM expansion included a 38 basis point decrease in the overall cost of funds, offset by an 8 basis point decrease in the yield on average interest-earning assets. With three rate cuts in the last four months of 2025, the average overnight Fed funds rate was 4.21% for fiscal 2025 compared to 5.14% for fiscal 2024. The yield on average interest-earning assets decreased 8 basis points to 5.80% for fiscal 2025 from 5.88% for fiscal 2024. Total net loan growth of $261.1 million during 2025 improved the earning-asset mix as average loans represented 83.8% of average interest-earning assets during 2025, up from 82.6% during 2024.

The average total cost of funds decreased 38 basis points to 3.11% for fiscal 2025 from 3.49% for fiscal 2024, due mostly to a 50 basis point decrease in the overall cost of deposits to 3.04%, offset partially by a 94 basis point increase in the cost of average total borrowings to 3.94%, while the overall average funding mix remained relatively unchanged year over year. The cost of total deposits decreased due to a 64 basis point decrease in the cost of average interest-bearing deposits to 3.64%, offset by the impact of the mix of average total deposits. Average noninterest-bearing deposits represented 16.6% of average total deposits for 2025 compared to 17.3% for 2024.

Provision for Credit Losses

The provision for credit losses was $600,000 for the fourth quarter of 2025 compared to $625,000 for the third quarter of 2025. The fourth quarter 2025 provision for credit losses reflected a provision for loan losses of $620,000 and a negative provision for unfunded commitments of $20,000 due to a lower volume of unfunded commitments. The fourth quarter provision for loan losses was due mainly to charge-offs and loan growth during the quarter, partially offset by positive changes in the economic forecast, and credit quality metrics, including changes in loans 30-89 days past due, nonperforming loans, special mention and substandard loans during the period. Net charge-offs totaled $1.6 million in the fourth quarter of 2025, of which $1.4 million related to an $8.4 million substandard commercial real estate loan that was paid off through a short sale of the underlying collateral. Net charge-offs on an annualized basis represented 0.20% of average loans for the fourth quarter of 2025 compared to 0.84% for the third quarter of 2025.

The provision for credit losses was $10.4 million for the year ended December 31, 2025 compared to $9.9 million for the year ended December 31, 2024. The 2025 provision for credit losses reflected a provision for loan losses of $10.6 million and a negative provision for unfunded commitments of $245,000 due to a lower volume of unfunded commitments. The 2025 provision for loan losses was due to 8.6% annual loan growth in 2025 and the resolution of certain nonperforming assets resulting in charge-offs during the year. The provision also took into consideration factors such as changes in the outlook for economic conditions and market interest rates, and changes in credit quality metrics. Net charge-offs totaled $14.4 million for fiscal 2025, compared to $3.9 million for fiscal 2024. Net charge-offs represented 0.45% of average loans for fiscal 2025 compared to 0.13% for fiscal 2024.

Noninterest Income

Noninterest income for the fourth quarter of 2025 was $2.8 million, a decrease of $486,000 from $3.3 million for the third quarter of 2025. The decrease in noninterest income was mainly due to lower income from equity investments of $609,000, offset partially by higher gain on sale of loans of $197,000 in the fourth quarter of 2025. The sale of $22.0 million of mortgage loans and $2.9 million of Small Business Administration (“SBA”) loans resulted in gains of $457,000 for the fourth quarter of 2025 compared to the sale of mortgage loans of $14.2 million and SBA loans of $1.9 million for gains of $260,000 for the third quarter of 2025.

Noninterest income for fiscal 2025 was $16.9 million, an increase of $1.5 million from $15.3 million for fiscal 2024. The increase was mostly due to 2025 including other income of $5.2 million for the receipt of ERC funds from the IRS. There were no such ERC amounts received or associated advisory costs recognized during 2024. This increase was offset in part by lower recoveries on a fully charged-off loan relationship of $2.5 million, lower gain on other real estate owned (“OREO”) of $1.0 million, and lower gain on sale of loans of $430,000. Recoveries on this fully charged-off loan relationship totaled $365,000 for 2025, down from $2.9 million for 2024. The sale of $58.1 million of mortgage loans and $10.8 million of SBA loans resulted in gains of $1.2 million for fiscal 2025 compared to the sale of mortgage loans of $47.7 million and SBA loans of $13.8 million for gains of $1.6 million for fiscal 2024.

Noninterest Expense

Noninterest expense for the fourth quarter of 2025 was $19.0 million, an increase of $282,000 from $18.7 million for the third quarter of 2025. The increase was mainly due to higher legal and professional expenses of $151,000 and higher salaries and employee benefits of $133,000. The efficiency ratio was 58.69% for the fourth quarter of 2025, compared to 57.36% for the third quarter of 2025.

Noninterest expense for fiscal 2025 was $76.7 million, an increase of $7.5 million from $69.2 million for fiscal 2024. The increase included higher salaries and employee benefits of $3.7 million, higher legal and professional expenses of $3.0 million, of which $1.2 million related to the ERC advisory costs, and higher data processing costs of $1.0 million. The increase in compensation costs was due to the impact of raises, higher incentives due to higher production, higher health insurance premiums, and executive management transition costs. The efficiency ratio was 59.36% for the year ended December 31, 2025, compared to 60.30% for the year ended December 31, 2024.

Income Taxes

The effective tax rate was 20.2% for the fourth quarter of 2025 and 23.5% for the third quarter of 2025. The decrease in the effective tax rate for the fourth quarter of 2025 was due mostly to a reduction in the multi-state blended tax rate and benefits from state tax planning.

The effective tax rate was 24.2% for the year ended December 31, 2025 and 25.3% for the year ended December 31, 2024. The decrease in the effective tax rate for 2025 was due largely to a change in California tax law (Senate Bill 132), which changes the way banks and financial institutions apportion income for California tax purposes. This reduced the Company's blended state tax rate. In addition, other state tax planning favorably decreased the Company's tax rate in 2025.

Balance Sheet

At December 31, 2025, total assets were $4.2 billion, a $161,000 decrease compared to total assets at September 30, 2025, and a $215.8 million, or 5.4%, increase compared to total assets of $4.0 billion at December 31, 2024.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.3 billion as of December 31, 2025, an increase of $11.7 million, or 1.4% annualized, compared to September 30, 2025 and an increase of $261.1 million, or 8.6%, compared to December 31, 2024. Net loan growth for the fourth quarter of 2025 included $145.0 million in originations with an average yield of 6.38%, offset mostly by payoffs/paydowns of $149.3 million, loans sold of $26.4 million, and charge-offs of $1.6 million. Net loan growth for 2025 included $712.7 million in originations and advances on existing loans of $135.9 million, offset by payoffs/paydowns of $499.6 million, loan sales of $74.0 million, and charge-offs of $14.7 million. The loan to deposit ratio was 99.0% at December 31, 2025, compared to 98.1% at September 30, 2025 and 99.4% at December 31, 2024.

As of December 31, 2025, available for sale securities ("AFS") totaled $407.2 million, a decrease of $3.4 million from September 30, 2025, primarily related to maturities and paydowns of $49.0 million, offset by purchases of $44.0 million during the fourth quarter of 2025. As of December 31, 2025, net unrealized pre-tax losses totaled $18.9 million, a $1.6 million decrease when compared to net unrealized pre-tax losses of $20.5 million as of September 30, 2025.

Deposits

Total deposits were $3.4 billion as of December 31, 2025, a decrease of $16.1 million, or 1.9% annualized, compared to September 30, 2025 and an increase of $266.6 million, or 8.6%, compared to December 31, 2024. The decrease in total deposits during the fourth quarter of 2025 was due to a $42.4 million decrease in wholesale deposits, offset by a $26.3 million increase in retail deposits. The increase in retail deposits included a shift to non-maturity deposits from traditional time deposits as interest-bearing non-maturity deposits increased $234.6 million, while retail time deposits and noninterest-bearing deposits decreased $184.4 million and $24.0 million, respectively.

The increase in total deposits during 2025 was due to a $188.4 million increase in retail deposits and $78.2 million increase in wholesale deposits, in support of loan growth and lowering reliance on maturing FHLB advances. The 2025 retail deposit growth included a shift to non-maturity deposits from traditional time deposits as interest-bearing non-maturity deposits increased $293.3 million, while retail time deposits and noninterest-bearing deposits decreased $68.4 million and $36.5 million, respectively. Noninterest-bearing deposits totaled $526.5 million, or 15.7% of total deposits, at December 31, 2025 compared to $550.5 million, or 16.4% of total deposits, at September 30, 2025, and $563.0 million, or 18.3% of total deposits, at December 31, 2024.

Credit Quality

Nonperforming assets totaled $53.5 million, or 1.27% of total assets, at December 31, 2025, down from $54.3 million, or 1.29% of total assets, at September 30, 2025, and down from $81.0 million, or 2.03% of total assets, at December 31, 2024. Nonperforming assets included the same $8.8 million of OREO (included in “accrued interest and other assets”) at December 31, 2025 and September 30, 2025, and there was no OREO outstanding at December 31, 2024.

Nonperforming loans (“NPLs”) totaled $44.6 million at December 31, 2025, down from $45.5 million at September 30, 2025 and down from $81.0 million at December 31, 2024. The $852,000 decrease in NPLs during the fourth quarter of 2025 was due to $1.1 million in payoffs and paydowns and $186,000 in net charge-offs, partially offset by additions of $408,000. The $36.4 million decrease in NPLs during 2025 was due to the Company's focus on resolving problem loans. The decrease in NPLs included $15.3 million in payoffs and paydowns, $7.0 million in loan sales, $6.0 million in upgrades and internal refinance, $5.3 million in net loans which migrated to and remain in OREO, $1.3 million in charge-offs of fully resolved loans, and $10.4 million in partial charge-offs for outstanding NPLs. These decreases were offset by additions to NPLs of $8.9 million.

Substandard loans, also referred to as classified loans, totaled $75.2 million at December 31, 2025, down from $76.9 million at September 30, 2025 and $100.3 million at December 31, 2024. The $1.7 million decrease in substandard loans during the fourth quarter of 2025 was primarily due to payoffs and paydowns totaling $9.1 million, charge-offs of $1.6 million, and upgrades to pass-rated loans of $1.2 million, partially offset by downgrades to substandard totaling $10.1 million.

The $25.2 million decrease in substandard loans during fiscal 2025 was primarily due to payoffs and paydowns totaling $12.1 million, loans which migrated to OREO totaling $12.9 million, charge-offs of $11.7 million, loan sales of $7.6 million, and upgrades to pass-rated loans and internal refinances of $7.3 million, partially offset by downgrades to substandard loans totaling $26.4 million. Of the total substandard loans outstanding at December 31, 2025, there were $30.5 million, or 40% of such loans, on accrual status.

Special mention loans, also referred to as criticized loans, totaled $19.2 million, or 0.58% of total loans, at December 31, 2025, down from $49.3 million, or 1.49% of total loans, at September 30, 2025, and down from $65.3 million, or 2.14% of total loans, at December 31, 2024. The $30.1 million decrease for the fourth quarter of 2025 was primarily due to upgrades of $21.7 million to pass-rated loans, downgrades to substandard-rated loans of $9.1 million, and payoffs and paydowns of $3.4 million, partially offset by downgrades to special mention of $4.1 million. The $46.1 million decrease during fiscal 2025 was primarily due to upgrades of $45.9 million to pass-rated loans, downgrades to substandard-rated loans of $3.9 million, payoffs and paydowns of $7.9 million, and charge-offs of $1.3 million, partially offset by downgrades to special mention of $12.9 million. As of December 31, 2025, all special mention loans were paying current.

30-89 day delinquent loans, excluding nonperforming loans, totaled $8.8 million, or 0.27% of total loans, at December 31, 2025, up from $6.5 million, or 0.20% of total loans, at September 30, 2025, and down from $22.1 million, or 0.72% of total loans at December 31, 2024. The $2.3 million increase for the fourth quarter of 2025 was mainly due to $5.9 million in new delinquent loans, offset by $3.5 million in loans returning to current status. The $13.3 million decrease during 2025 was mainly due to $14.6 million in loans returning to current status, offset by $7.5 million in new delinquent loans.

As of December 31, 2025, the allowance for credit losses totaled $44.4 million and was comprised of an allowance for loan losses of $43.9 million and a reserve for unfunded commitments of $484,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $45.4 million, comprised of an allowance for loan losses of $44.9 million and a reserve for unfunded commitments of $504,000 at September 30, 2025. The $1.0 million decrease in the allowance for credit losses for the fourth quarter of 2025 was due to net charge-offs of $1.6 million, offset by a $600,000 provision for credit losses. The allowance for loan losses as a percentage of loans HFI totaled 1.32% at December 31, 2025, compared to 1.36% at September 30, 2025. The allowance for loan losses as a percentage of nonperforming loans HFI was 98.3% at December 31, 2025, down from 98.7% at September 30, 2025.

	For the Three Months Ended December 31, 2025			For the Year Ended December 31, 2025
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$44,892	$504	$45,396	$47,729	$729	$48,458
Provision for (reversal of) credit losses	620	(20)	600	10,603	(245)	10,358
Less loans charged-off	(1,628)	—	(1,628)	(14,712)	—	(14,712)
Recoveries on loans charged-off	4	—	4	268	—	268
Ending balance	$43,888	$484	$44,372	$43,888	$484	$44,372

Shareholders' Equity

At December 31, 2025, total shareholders' equity was $523.4 million, a $9.1 million increase compared to September 30, 2025, and a $15.5 million increase compared to December 31, 2024. The increase in shareholders' equity for the fourth quarter of 2025 was due mostly to net income of $10.2 million and lower net unrealized losses on AFS securities of $1.1 million, offset by common stock cash dividends paid of $2.8 million.

The increase in shareholders' equity during 2025 was due to net income of $31.9 million, lower net unrealized losses on AFS securities of $6.9 million, and equity compensation activity of $1.9 million, offset by common stock repurchases totaling $14.0 million and common stock cash dividends paid of $11.3 million. Book value per share and tangible book value per share(1) increased to $30.69 and $26.42 at December 31, 2025, up from $30.18 and $25.89 at September 30, 2025 and up from $28.66 and $24.51 at December 31, 2024, respectively.

Dividend Announcement

The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on February 13, 2026 to shareholders of record on January 30, 2026.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2025, the Company had total assets of $4.2 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, January 27, 2026, to discuss the Company’s fourth quarter and fiscal year 2025 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 762691, conference ID RBBQ425. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 53450, approximately one hour after the conclusion of the call and will remain available through February 10, 2026.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; federal government shutdowns and uncertainty regarding the federal government’s debt limit; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, including direct and indirect costs and impacts on clients; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine, in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2024, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Assets
Cash and due from banks	$27,086	$24,251	$27,338	$25,315	$27,747
Interest-earning deposits with financial institutions	185,231	210,679	164,514	213,508	229,998
Cash and cash equivalents	212,317	234,930	191,852	238,823	257,745
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	407,204	410,631	413,142	378,188	420,190
Investment securities held to maturity	4,184	4,185	4,186	5,188	5,191
Loans held for sale	2,067	756	—	655	11,250
Loans held for investment	3,314,301	3,302,577	3,234,695	3,143,063	3,053,230
Allowance for loan losses	(43,888)	(44,892)	(51,014)	(51,932)	(47,729)
Net loans held for investment	3,270,413	3,257,685	3,183,681	3,091,131	3,005,501
Premises and equipment, net	23,540	23,851	23,945	24,308	24,601
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	61,972	61,538	61,111	60,699	60,296
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	6,041	6,252	6,482	6,766	6,985
Core deposit intangibles	1,338	1,495	1,667	1,839	2,011
Right-of-use assets	23,026	24,305	25,554	26,779	28,048
Accrued interest and other assets	109,094	95,729	91,322	87,926	83,561
Total assets	$4,208,294	$4,208,455	$4,090,040	$4,009,400	$3,992,477
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$526,538	$550,488	$543,885	$528,205	$563,012
Savings, NOW and money market accounts	956,299	721,697	691,679	721,216	663,034
Time deposits, $250,000 and under	974,670	1,119,258	1,010,674	1,000,106	1,007,452
Time deposits, greater than $250,000	892,891	975,054	941,993	893,101	850,291
Total deposits	3,350,398	3,366,497	3,188,231	3,142,628	3,083,789
FHLB advances	130,000	130,000	180,000	160,000	200,000
Long-term debt, net of issuance costs	119,911	119,815	119,720	119,624	119,529
Subordinated debentures	15,375	15,320	15,265	15,211	15,156
Lease liabilities - operating leases	24,800	26,066	27,294	28,483	29,705
Accrued interest and other liabilities	44,400	36,422	41,877	33,148	36,421
Total liabilities	3,684,884	3,694,120	3,572,387	3,499,094	3,484,600
Shareholders' equity:
Common stock	250,694	250,362	259,863	260,284	259,957
Additional paid-in capital	3,941	3,734	3,579	3,360	3,645
Retained earnings	282,024	274,608	270,152	263,885	264,460
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(13,321)	(14,441)	(16,013)	(17,295)	(20,257)
Total shareholders' equity	523,410	514,335	517,653	510,306	507,877
Total liabilities and shareholders’ equity	$4,208,294	$4,208,455	$4,090,040	$4,009,400	$3,992,477

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Interest and dividend income:
Interest and fees on loans	$50,447	$50,094	$46,374	$193,849	$184,567
Interest on interest-earning deposits	2,027	2,140	3,641	7,931	15,422
Interest on investment securities	4,140	4,592	3,962	17,081	14,331
Dividend income on FHLB stock	331	327	330	1,312	1,314
Interest on federal funds sold and other	248	239	248	953	1,027
Total interest and dividend income	57,193	57,392	54,555	221,126	216,661
Interest expense:
Interest on savings deposits, NOW and money market accounts	5,316	4,674	4,671	19,025	19,295
Interest on time deposits	19,588	20,152	21,361	78,074	89,086
Interest on long-term debt and subordinated debentures	1,623	1,635	1,660	6,524	6,699
Interest on FHLB advances	1,158	1,654	886	5,221	2,217
Total interest expense	27,685	28,115	28,578	108,844	117,297
Net interest income before provision for credit losses	29,508	29,277	25,977	112,282	99,364
Provision for credit losses	600	625	6,000	10,358	9,857
Net interest income after provision for credit losses	28,908	28,652	19,977	101,924	89,507
Noninterest income:
Service charges and fees	1,011	1,099	988	4,187	4,115
Gain on sale of loans	457	260	376	1,156	1,586
Loan servicing fees, net of amortization	556	564	492	2,249	2,265
Increase in cash surrender value of life insurance	435	427	407	1,676	1,577
Gain on OREO	—	—	—	—	1,016
Other income	348	943	466	7,605	4,776
Total noninterest income	2,807	3,293	2,729	16,873	15,335
Noninterest expense:
Salaries and employee benefits	10,733	10,600	9,927	43,056	39,395
Occupancy and equipment expenses	2,435	2,425	2,403	9,644	9,803
Data processing	1,750	1,805	1,499	6,870	5,857
Legal and professional	1,601	1,450	1,355	7,470	4,453
Office expenses	477	444	399	1,734	1,455
Marketing and business promotion	202	252	251	863	864
Insurance and regulatory assessments	753	732	677	2,924	3,298
Core deposit premium	156	172	182	672	784
Other expenses	858	803	956	3,430	3,254
Total noninterest expense	18,965	18,683	17,649	76,663	69,163
Income before income taxes	12,750	13,262	5,057	42,134	35,679
Income tax expense	2,573	3,114	672	10,186	9,014
Net income	$10,177	$10,148	$4,385	$31,948	$26,665

Net income per share
Basic	$0.60	$0.59	$0.25	$1.83	$1.47
Diluted	$0.59	$0.59	$0.25	$1.83	$1.47
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.64	$0.64
Weighted-average common shares outstanding
Basic	17,049,834	17,225,702	17,704,992	17,435,027	18,121,764
Diluted	17,140,478	17,301,627	17,796,840	17,500,330	18,183,319

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$209,899	$2,275	4.30%	$202,317	$2,380	4.67%	$308,455	$3,890	5.02%
FHLB Stock	15,000	331	8.75%	15,000	327	8.65%	15,000	330	8.75%
Securities
Available for sale (2)	399,805	4,127	4.10%	429,936	4,578	4.22%	361,253	3,939	4.34%
Held to maturity (2)	4,184	38	3.60%	4,186	38	3.60%	5,194	48	3.68%
Total loans (3)	3,295,603	50,447	6.07%	3,245,193	50,095	6.12%	3,059,786	46,374	6.03%
Total interest-earning assets	3,924,491	$57,218	5.78%	3,896,632	$57,418	5.85%	3,749,688	$54,581	5.79%
Total noninterest-earning assets	264,604			255,052			244,609
Total average assets	$4,189,095			$4,151,684			$3,994,297

Interest-bearing liabilities
NOW	$78,039	456	2.32%	$69,800	$406	2.31%	$53,879	$254	1.88%
Money market	525,828	3,987	3.01%	491,561	3,861	3.12%	463,850	3,735	3.20%
Saving deposits	191,841	873	1.81%	138,344	407	1.17%	162,351	682	1.67%
Time deposits, $250,000 and under	1,044,315	9,927	3.77%	1,050,682	10,312	3.89%	1,034,946	11,583	4.45%
Time deposits, greater than $250,000	972,354	9,661	3.94%	960,094	9,840	4.07%	835,583	9,778	4.66%
Total interest-bearing deposits	2,812,377	24,904	3.51%	2,710,481	24,826	3.63%	2,550,609	26,032	4.06%
FHLB advances	130,000	1,158	3.53%	185,217	1,654	3.54%	200,000	886	1.76%
Long-term debt	119,848	1,295	4.29%	119,752	1,295	4.29%	119,466	1,295	4.31%
Subordinated debentures	15,339	328	8.48%	15,284	340	8.83%	15,121	365	9.60%
Total borrowings	265,187	2,781	4.16%	320,253	3,289	4.07%	334,587	2,546	3.03%
Total interest-bearing liabilities	3,077,564	27,685	3.57%	3,030,734	28,115	3.68%	2,885,196	28,578	3.94%
Noninterest-bearing liabilities
Noninterest-bearing deposits	531,017			541,083			539,900
Other noninterest-bearing liabilities	61,320			66,993			56,993
Total noninterest-bearing liabilities	592,337			608,076			596,893
Shareholders' equity	519,194			512,874			512,208
Total liabilities and shareholders' equity	$4,189,095			$4,151,684			$3,994,297
Net interest income / interest rate spreads		$29,533	2.21%		$29,303	2.17%		$26,003	1.85%
Net interest margin			2.99%			2.98%			2.76%

Total cost of deposits	$3,343,394	$24,904	2.96%	$3,251,564	$24,826	3.03%	$3,090,509	$26,032	3.35%
Total cost of funds	$3,608,581	$27,685	3.04%	$3,571,817	$28,115	3.12%	$3,425,096	$28,578	3.32%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Year Ended December 31,
	2025			2024
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$192,642	$8,885	4.61%	$297,331	$16,449	5.53%
FHLB Stock	15,000	1,312	8.75%	15,000	1,314	8.76%
Securities
Available for sale (2)	404,929	17,006	4.20%	324,644	14,242	4.39%
Held to maturity (2)	4,643	172	3.70%	5,200	188	3.62%
Total loans (3)	3,198,619	193,849	6.06%	3,041,337	184,567	6.07%
Total interest-earning assets	3,815,833	$221,224	5.80%	3,683,512	$216,760	5.88%
Total noninterest-earning assets	258,550			243,258
Total average assets	$4,074,383			$3,926,770

Interest-bearing liabilities
NOW	$69,003	1,551	2.25%	$56,158	$1,105	1.97%
Money market	491,048	15,247	3.10%	436,925	15,231	3.49%
Saving deposits	156,728	2,227	1.42%	162,243	2,959	1.82%
Time deposits, $250,000 and under	1,020,451	40,053	3.93%	1,074,291	50,059	4.66%
Time deposits, greater than $250,000	930,325	38,021	4.09%	803,187	39,027	4.86%
Total interest-bearing deposits	2,667,555	97,099	3.64%	2,532,804	108,381	4.28%
FHLB advances	162,767	5,221	3.21%	162,705	2,217	1.36%
Long-term debt	119,706	5,182	4.33%	119,324	5,182	4.34%
Subordinated debentures	15,257	1,342	8.80%	15,039	1,517	10.09%
Total borrowings	297,730	11,745	3.94%	297,068	8,916	3.00%
Total interest-bearing liabilities	2,965,285	108,844	3.67%	2,829,872	117,297	4.14%
Noninterest-bearing liabilities
Noninterest-bearing deposits	529,651			531,458
Other noninterest-bearing liabilities	64,927			53,970
Total noninterest-bearing liabilities	594,578			585,428
Shareholders' equity	514,520			511,470
Total liabilities and shareholders' equity	$4,074,383			$3,926,770
Net interest income / interest rate spreads		$112,380	2.13%		$99,463	1.74%
Net interest margin			2.95%			2.70%

Total cost of deposits	$3,197,206	$97,099	3.04%	$3,064,262	$108,381	3.54%
Total cost of funds	$3,494,936	$108,844	3.11%	$3,361,330	$117,297	3.49%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended			At or for the Year Ended December 31,
	December 31,	September 30,	December 31,
	2025	2025	2024	2025	2024
Per share data (common stock)
Book value	$30.69	$30.18	$28.66	$30.69	$28.66
Tangible book value (1)	$26.42	$25.89	$24.51	$26.42	$24.51
Performance ratios
Return on average assets, annualized	0.96%	0.97%	0.44%	0.78%	0.68%
Return on average shareholders' equity, annualized	7.78%	7.85%	3.41%	6.21%	5.21%
Return on average tangible common equity, annualized (1)	9.05%	9.16%	3.98%	7.24%	6.09%
Noninterest income to average assets, annualized	0.27%	0.31%	0.27%	0.41%	0.39%
Noninterest expense to average assets, annualized	1.80%	1.79%	1.76%	1.88%	1.76%
Yield on average earning assets	5.78%	5.85%	5.79%	5.80%	5.88%
Yield on average loans	6.07%	6.12%	6.03%	6.06%	6.07%
Cost of average total deposits (2)	2.96%	3.03%	3.35%	3.04%	3.54%
Cost of average interest-bearing deposits	3.51%	3.63%	4.06%	3.64%	4.28%
Cost of average interest-bearing liabilities	3.57%	3.68%	3.94%	3.67%	4.14%
Net interest spread	2.21%	2.17%	1.85%	2.13%	1.74%
Net interest margin	2.99%	2.98%	2.76%	2.95%	2.70%
Efficiency ratio (3)	58.69%	57.36%	61.48%	59.36%	60.30%
Common stock dividend payout ratio	26.67%	27.12%	64.00%	34.97%	43.54%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include noninterest-bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	December 31,	September 30,	December 31,
	2025	2025	2024
Credit Quality Data:
Special mention loans	$19,237	$49,349	$65,329
Special mention loans to total loans HFI	0.58%	1.49%	2.14%
Substandard loans HFI	$75,175	$76,880	$89,141
Substandard loans HFS	$—	$—	$11,195
Substandard loans HFI to total loans HFI	2.27%	2.33%	2.92%
Loans 30-89 days past due, excluding nonperforming loans	$8,789	$6,533	$22,086
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.27%	0.20%	0.72%

Nonperforming loans HFI	$44,632	$45,484	$69,843
Nonperforming loans HFS	—	—	11,195
OREO	8,830	8,830	—
Nonperforming assets	$53,462	$54,314	$81,038
Nonperforming loans to total loans HFI	1.35%	1.38%	2.29%
Nonperforming assets to total assets	1.27%	1.29%	2.03%

Allowance for loan losses	$43,888	$44,892	$47,729
Allowance for loan losses to total loans HFI	1.32%	1.36%	1.56%
Allowance for loan losses to nonperforming loans HFI	98.33%	98.70%	68.34%
Net charge-offs	$1,624	$6,872	$2,006
Net charge-offs to average loans	0.20%	0.84%	0.26%

Capital ratios (1)
Tangible common equity to tangible assets (2)	10.90%	10.67%	11.08%
Tier 1 leverage ratio	11.60%	11.50%	11.92%
Tier 1 common capital to risk-weighted assets	17.49%	17.28%	17.94%
Tier 1 capital to risk-weighted assets	18.06%	17.85%	18.52%
Total capital to risk-weighted assets	23.83%	23.64%	24.49%

(1)	December 31, 2025 capital ratios are preliminary.
(2)	Non-GAAP measure. See non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of December 31, 2025		As of September 30, 2025		As of December 31, 2024
(dollars in thousands)	$	%	$	%	$	%
Loans:
Single-family residential mortgages	$1,655,382	50.0%	$1,650,989	50.0%	$1,494,022	48.9%
Commercial real estate (1)	1,303,019	39.3%	1,286,603	39.0%	1,201,420	39.3%
Construction and land development	155,464	4.7%	159,152	4.8%	173,290	5.7%
Commercial and industrial	140,061	4.2%	146,667	4.4%	129,585	4.2%
SBA	55,978	1.7%	54,033	1.6%	47,263	1.5%
Other loans	4,397	0.1%	5,133	0.2%	7,650	0.4%
Total loans held for investment	$3,314,301	100.0%	$3,302,577	100.0%	$3,053,230	100.0%
Allowance for loan losses	(43,888)		(44,892)		(47,729)
Total loans held for investment, net	$3,270,413		$3,257,685		$3,005,501

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of December 31, 2025		As of September 30, 2025		As of December 31, 2024
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$526,538	15.7%	$550,488	16.4%	$563,012	18.3%
Savings, NOW and money market accounts	956,299	28.6%	721,697	21.4%	663,034	21.5%
Time deposits, $250,000 and under	790,225	23.6%	872,463	25.9%	882,438	28.6%
Time deposits, greater than $250,000	851,637	25.4%	953,785	28.3%	827,854	26.8%
Wholesale deposits (1)	225,699	6.7%	268,064	8.0%	147,451	4.8%
Total deposits	$3,350,398	100.0%	$3,366,497	100.0%	$3,083,789	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of as of the dates indicated.

(dollars in thousands, except share and per share data)	December 31, 2025	September 30, 2025	December 31, 2024
Tangible common equity:
Total shareholders' equity	$523,410	$514,335	$507,877
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,338)	(1,495)	(2,011)
Tangible common equity	$450,574	$441,342	$434,368
Tangible assets:
Total assets-GAAP	$4,208,294	$4,208,455	$3,992,477
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,338)	(1,495)	(2,011)
Tangible assets	$4,135,458	$4,135,462	$3,918,968
Common shares outstanding	17,057,397	17,043,897	17,720,416
Common equity to assets ratio	12.44%	12.22%	12.72%
Tangible common equity to tangible assets ratio	10.90%	10.67%	11.08%
Book value per share	$30.69	$30.18	$28.66
Tangible book value per share	$26.42	$25.89	$24.51

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Year Ended December 31,
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Net income available to common shareholders	$10,177	$10,148	$4,385	$31,948	$26,665

Average shareholders' equity	$519,194	$512,874	$512,208	$514,520	$511,470
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,440)	(1,608)	(2,129)	(1,693)	(2,425)
Adjusted average tangible common equity	$446,256	$439,768	$438,581	$441,329	$437,547
Return on average common equity, annualized	7.78%	7.85%	3.41%	6.21%	5.21%
Return on average tangible common equity, annualized	9.05%	9.16%	3.98%	7.24%	6.09%

Pre-Tax Pre-Provision Income

Management believes that pre-tax pre-provision (“PTPP”) income is a useful measure for investors to evaluate core operating performance, excluding the volatility of credit provision expenses. PTPP income is calculated by subtracting noninterest expense from the sum of net interest income and noninterest income, as shown in the following table.

	Three Months Ended			Year Ended December 31,
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	2025	2024
Net interest income before provision for credit losses	$29,508	$29,277	$25,977	$112,282	$99,364
Add: Noninterest income	2,807	3,293	2,729	16,873	15,335
Less: Noninterest expense	(18,965)	(18,683)	(17,649)	(76,663)	(69,163)
Pre-tax pre-provision income	$13,350	$13,887	$11,057	$52,492	$45,536